EXHIBIT 99

FOR IMMEDIATE RELEASE	NYSE American – EP

EMPIRE PETROLEUM WELCOMES LARRY FAULKNER AS CHIEF FINANCIAL OFFICER AND KEVIN VANN TO THE BOARD OF DIRECTORS

Tulsa, Oklahoma – May 3, 2023 – Empire Petroleum (NYSE American: EP) (“Empire” or the “Company”), today announced that Stephen L. (“Larry”) Faulkner has been promoted to Chief Financial Officer for the Company and J. Kevin (“Kevin”) Vann has been named to the Company’s Board of Directors as an independent director. Both appointments were effective April 28, 2023; both were part of a proven operational team that helped develop the former WPX Energy, Inc. into a multi-billion dollar company before its merger with Devon Energy Corporation in 2021.

Mike Morrisett, President and Chief Executive Officer of Empire, commented, “We were pleased to have Larry and Kevin join Empire as a proven management team, and look forward to their positive impact on the business for our shareholders.”

Larry Faulkner, Chief Financial Officer of Empire, stated, “I look forward to expanding my role with the Company and appreciate the support and confidence of the leadership team and Board of Directors. I was attracted by the quality of the Company’s workforce and asset base and felt there was significant upside to the business. I believe Empire has a great road ahead of itself, and I am excited to support the Company in its long-term strategic plans.”

Kevin Vann, member of the Board of Directors for Empire, added, “Echoing Larry’s comments, I have been very pleased with progress I have seen on multiple fronts. I have enjoyed working closely with Empire’s leadership team and Board as we execute on the development plans to exploit the opportunities afforded by our asset base located in key prolific producing regions across the U.S. I believe my previous experiences and skill set will prove beneficial to the Company and the Board of Directors, as we prudently grow the business for the benefit of all of our shareholders.”

About Empire Petroleum

Empire Petroleum Corporation is a publicly traded, Tulsa-based oil and gas company with current producing assets in Texas, Louisiana, North Dakota, Montana, and New Mexico. Management is focused on organic growth and targeted acquisitions of proved developed assets with synergies with its existing portfolio of wells. More information about Empire can be found at www.empirepetroleumcorp.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s estimates, strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2022, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and other risks and uncertainties related to the conduct of business by the Company. Other than as required by applicable securities laws, the Company does not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations, or otherwise.

Contact Information

Empire Petroleum Corporation:

Mike Morrisett, President and CEO

539-444-8002

info@empirepetrocorp.com

Investor Relations:

Al Petrie Advisors

Wes Harris, Partner

713-300-6321

wes@alpetrie.com